Exhibit 99.2

Guggenheim Credit Income Fund April 2020 Distributions

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NEW YORK, NY, April 6, 2020 - Guggenheim Investments today announced the following information pertinent to shareholders in Guggenheim Credit Income Fund (GCIF) and it’s feeder funds Guggenheim Credit Income Fund 2019 (GCIF 2019) and Guggenheim Credit Income Fund 2016 T (GCIF 2016 T and together with GCIF and GCIF 2019, the Funds).
In these challenging times, Guggenheim Partners Investment Management, LLC (Guggenheim), investment advisor to GCIF, is focused first and foremost on the health and well-being of our community both here in the United States and around the world.  As we navigate the current and future challenges associated with the coronavirus (COVID-19), our thoughts are with everyone who has been impacted by this unprecedented event. In light of the impact of the COVID-19 pandemic, Guggenheim has implemented steps to keep our employees safe while ensuring full business continuity. We also continue to focus on maintaining a close dialogue with our investors and to diligently manage your portfolio as detailed below.
Portfolio Positioning
We have been wary of market conditions for several years and have invested cautiously within the GCIF portfolio, resulting in a diversified portfolio that we believe is well positioned to withstand market turbulence as compared to less diversified funds.  Senior Secured Loans, which are the most senior in the capital structure, account for approximately 75% of the portfolio, Senior Debt accounts for 96.5% of the portfolio, and we are highly diversified by industry.
We are going through the portfolio, company by company, industry by industry, and engaging in regular dialogue with equity owners, management teams, industry consultants and other lenders.  While the scale of the COVID-19 pandemic means that it is unlikely that any of our portfolio companies will be unaffected, we have limited exposures to the most vulnerable industries including Retail, Energy, and Travel and Leisure (as of 12/31/19, the GCIF portfolio had 4.5% exposure to Traditional Retail, 1.6% exposure to Retail: Food and Beverage, 3.2% exposure to Energy: Oil & Gas, and less than 2% of exposure to Hotel Gaming & Leisure and Transportation: Cargo).
Distribution Update
Additionally, while we focus on seeking to achieve capital preservation and maintaining conservative portfolio positioning, GCIF 2019 and GCIF 2016 T have lowered their cash distribution amounts. This is the first instance of GCIF 2019 and GCIF 2016 T decreasing distributions to shareholders in four years, and the decision is not made lightly. By decreasing distributions in the near term, while in the midst of this unprecedented global health crisis, Guggenheim is acting cautiously to seek to protect GCIF and its shareholders’ investment in the long term. As a

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seasoned investment manager, Guggenheim’s focus is on actively managing GCIF’s liquidity and targeting sustainable distributions for shareholders.

	GCIF 2016 T Net Asset Value: $6.94[1]	GCIF 2019 Net Asset Value: $19.74[1]
Record Date	Distributions Per Share	Distributions Per Share	Payment Date
April 6, 2020	$0.01069	$0.03015	April 29, 2020
April 13, 2020	$0.01069	$0.03015	April 29, 2020
April 20, 2020	$0.01069	$0.03015	April 29, 2020
April 27, 2020	$0.01069	$0.03015	April 29, 2020
1As of March 30, 2020.
We will continue to regularly publish GCIF updates on our website, www.GuggenheimCIF.com, and at www.sec.gov. In the meantime, our corporate credit and investor servicing teams are fully engaged and operating at full capacity, managing the GCIF portfolio and servicing our shareholders and distribution partners.
About Guggenheim Credit Income Fund
GCIF is a non-traded BDC that seeks to invest primarily in large, privately-negotiated loans to private middle market U.S. companies, with a focus on senior secured debt investments. GCIF is advised by Guggenheim Partners Investment Management, LLC, an affiliate of Guggenheim Partners. For more information, please visit www.GuggenheimCIF.com.
GCIF 2016 T is closed to new investors.
About Guggenheim Investments
Guggenheim Investments is the global asset management and investment advisory division of Guggenheim Partners, LLC (“Guggenheim”), with $215 billion* in assets under management across fixed income, equity, and alternative strategies. We focus on the return and risk needs of insurance companies, corporate and public pension funds, sovereign wealth funds, endowments and foundations, consultants, wealth managers, and high-net-worth investors. Our 290+ investment professionals perform rigorous research to understand market trends and identify undervalued opportunities in areas that are often complex and underfollowed. This approach to investment management has enabled us to deliver innovative strategies providing diversification opportunities and attractive long-term results.
* Assets under management as of 12.31.2019 and include leverage of $11.8bn. Guggenheim Investments represents the following affiliated investment management businesses of Guggenheim Partners, LLC: Guggenheim Partners Investment Management, LLC, Security Investors, LLC, Guggenheim Funds Distributors, LLC, Guggenheim Funds Investment Advisors, LLC, Guggenheim Corporate Funding, LLC, Guggenheim Partners Europe Limited, GS GAMMA Advisors, LLC, and Guggenheim Partners India Management.

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Certain Information about Distributions
The payment of future distributions is subject to the discretion of the Board of Trustees and there can be no assurance as to the amount or timing of any such future distributions. Distributions are not guaranteed. Future distributions to shareholders may be funded in significant part by the reimbursement of certain expenses that are subject to repayment to the advisor of the Funds. Such waivers and reimbursements by the advisor may not continue in the future. If the advisor had not agreed to reimburse certain expenses, significant portions of the distributions paid thus far may have come from offering proceeds or borrowings. The repayment of amounts owed to the advisor will reduce the future distributions to which investors would otherwise be entitled. Unless otherwise noted, the distribution above does not include a return of capital.
Risk Factors
This investment is speculative and contains a high degree of risk. Investors should consult a financial professional to determine whether the risks are compatible with their investment objectives. An investment in the Fund is illiquid, which means that you will have limited ability to sell your shares, and should not expect to be able to sell your shares prior to a liquidity event, which is not guaranteed. Please read the Fund’s prospectus for more information about these and other risks. This press release is not an offer to sell securities of the Funds and sales may only be made pursuant to, and subject to the terms of the Funds’ prospectuses.
Investors should consider the investment objectives and policies, risk considerations, charges and expenses of any investment before they invest. For this and more information, visit www.guggenheiminvestments.com or contact a securities representative of Guggenheim Funds Distributors, LLC 227 West Monroe Street, Chicago, IL 60606, 800-345-7999.
Media Contact
Gerard Carney
Guggenheim Investments
310.871.9208
Gerard.Carney@guggenheimpartners.com

Not FDIC-Insured | Not Bank-Guaranteed | May Lose Value
Member FINRA/SIPC (4/20)
41818

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